Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 4, 2008 (“Effective Date”), by and between MILES KIMBALL COMPANY, a Wisconsin corporation (“Buyer”), and REAL HEALTH LABORATORIES, INC., a California corporation (“Seller”) and a wholly-owned subsidiary of Natural Alternatives International, Inc., a Delaware corporation (“Parent”). Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Buyer desires to purchase from Seller certain assets used in (and assume certain of the liabilities of Seller related to) the Seller’s catalog and internet business conducted under the trademark “As We Change” (the “Business”); and

WHEREAS, Seller desires to sell to Buyer such assets and assign to Buyer such liabilities.

Now, therefore, in consideration of the foregoing premises and the mutual promises herein made and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Section 1. Definitions. The definition of certain defined terms, not defined elsewhere in this Agreement, are:

“Acquired Assets” means all of Seller’s right, title, and interest in and to the following, and only the following, specified assets:

(a)	the Acquired Intellectual Property;

(b)	the Acquired Inventory; and

(c)	the Acquired Prepaid Catalog Expenses.

“Acquired Intellectual Property” means the Intellectual Property listed on Schedule 1.

“Acquired Inventory” means the inventory of the Business that is listed on Schedule 2 (subject to modification for final month-end adjustments), which includes all inventory of the Business and inventories related to open purchase orders as of the Closing Date.

“Acquired Prepaid Catalog Expenses” means the unamortized expenses that are related to the production of catalogs for post August 4, 2008 future revenue streams.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Liabilities” means the following, and only the following, liabilities of the Seller:

(a)	all obligations of Seller for product returns under the Seller’s return and exchange policies as such policies are disclosed on Schedule 3(i) of Seller’s Disclosure Schedule;

(b)	all obligations of Seller under the deferred revenue, rewards club, program as such rewards club program is disclosed on Schedule 3(i) of Seller’s Disclosure Schedule;

(c)	all obligations of Seller under the affiliate program, as such program is disclosed on Schedule 3(i) of Seller’s Disclosure Schedule, for any sales that occur on or after the Closing Date; and

(d)	all obligations of Seller related to open purchase orders for Acquired Inventory.

provided, however, that the term “Assumed Liabilities” shall not include any of the Excluded Liabilities.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“Closing Date Net Asset Value” means the Net Asset Value, as of 12:01 a.m., San Diego time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Excluded Liabilities” means any liability or obligation of Seller other than those set forth in the definition of “Assumed Liabilities”, including: (a) any liability arising out of or relating to the operation of the Business by Seller, including any liability relating to products manufactured or distributed by or for the Seller prior to the Closing Date; (b) any liability of Seller or any of Seller’s Affiliates for Taxes, including any liability of Seller or any of Seller’s Affiliates for Taxes as a result of Seller’s operation of the Business or Taxes payable by Seller or any of Seller’s Affiliates that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement; (c) any liability of Seller or any of Seller’s Affiliates relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or other employee plans or benefits of any kind for Seller’s employees or former employees or both, in every case arising out of and relating to Seller’s employment of such employees or former employees and including any liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of Seller’s Affiliates; (d) any liability of Seller under this Agreement or other document executed in connection with the transactions contemplated hereby; and (e) any liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Intellectual Property” means: (a) customer names and history, (b) vendor names, (c) product cost history, (d) product performance, (e) customer performance, (f) campaign performance, (g) URLs and any Internet addresses, (h) hardcopy of historical catalogs, (i) telecom numbers, (j) creative catalog and internet assets, (k) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and telephone numbers, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (l) websites, graphics, designs, labels, packaging and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (m) product specifications, and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings, specifications, and business and marketing plans and proposals), (n) advertising and promotional materials, (o) other proprietary rights, and (p) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, with respect to any representation, warranty or statement of any Party in this Agreement that is qualified by such Party’s “knowledge,” the actual knowledge of such Party or such knowledge that a reasonably prudent officer, director, manager or employee should have if such Person duly performed his or her duties as an officer, director, manager or employee of such Party with due care; provided, however, that the foregoing shall not be construed to create a duty or obligation on any Person to engage in or conduct any inquiry or investigation, and provided further that Seller will be deemed to have Knowledge of a particular fact or other matter only if Randell Weaver, Ken Wolf or John Dullea has Knowledge of that fact or other matter, and Buyer will be deemed to have Knowledge of a particular fact or other matter only if Stan Krangle, Dana Gilman or Vicki Updike has Knowledge of that fact or other matter.

“Net Asset Value” means the difference between (a) the sum of the Acquired Inventory (not including any Acquired Inventory that is one hundred and eighty (180) days old or more) and Acquired Prepaid Catalog Expenses, and (b) the amount of the Assumed Liabilities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Restricted Business” means the production of a lifestyle catalog that substantially mirrors the As We Change® catalog in terms of products offered, marketing methods used and customers targeted; provided, however, that the foregoing shall not be construed in a manner such that it in any way limits or restricts the ability of Seller, its Parent or Affiliates from manufacturing, distributing or selling nutritional supplements or other nutraceutical, nutritional or skin care products, including by means of the production of a lifestyle catalog offering such products.

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, charges, fees, imposts or other assessments, including those related to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c) Purchase Price. The Buyer agrees to pay to the Seller $2,000,000 (the “Purchase Price”) in United States dollars, by delivery of cash in such amount, payable by wire transfer or delivery of other immediately available funds. Following the Closing, the Purchase Price is subject to adjustment as provided in Section 2(g) below.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bell, Boyd & Lloyd LLP, 3580 Carmel Mt. Road, Suite 200, San Diego, California commencing at 9:00 a.m. local time on the Effective Date following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other time or place as the Parties may mutually determine (the “Closing Date”).

(e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) an Assignment and Bill of Sale in the form of Exhibit A, (B) a counterpart Trademark Assignment in the form attached hereto as Exhibit C, (C) a counterpart Instrument of Assumption in the form attached hereto as Exhibit B, and (C) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) a counterpart Instrument of Assumption in the form attached hereto as Exhibit B, (B) a counterpart Trademark Assignment in the form attached hereto as Exhibit C, and (C) such other instruments of assumption as Seller and its counsel may reasonably request; and (v) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

(f) Purchase Price Allocation. The Purchase Price is being allocated among the Acquired Assets by the Parties as set forth on Schedule 3. Such allocation is intended to comply with the requirements of Section 1060 of the Code. Buyer shall prepare and deliver Internal Revenue Service (“IRS”) Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS, subject to Seller’s review and approval which shall not be unreasonably withheld. Seller and Buyer shall file Form 8594 with their respective timely-filed Tax Returns consistent with such allocation. The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2(f). The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement. Seller agrees to indemnify and hold Buyer and its Affiliates harmless and Buyer hereby agrees to indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable laws.

(g) Net Asset Value Adjustment.

(i) Within thirty (30) days of the Closing, the Seller shall deliver to the Buyer an unaudited statement of the Closing Date Net Asset Value (the “Closing Date Net Asset Value Statement”). If the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement is less than $304,950, then the Purchase Price shall be decreased by an amount equal to the difference obtained by subtracting the amount of the Closing Date Net Asset Value from $304,950. If the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement is greater than $304,950, then the Purchase Price will be increased by an amount equal to the difference obtained by subtracting $304,950 from the amount of the Closing Date Net Asset Value.

(ii) If the Buyer disagrees with the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement, then as soon as practicable following the Closing Date (but not later than 30 days after the delivery thereof), the Buyer shall prepare and deliver to the Seller, its own statement of the Net Asset Value as of 12:01 a.m., San Diego time, on the Closing Date (the “Buyer Closing Date Net Asset Value Statement” and the Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement being referred to herein as the “Buyer Determined Closing Date Net Asset Value”). In preparing the Buyer Closing Date Net Asset Value Statement, the Buyer shall be entitled to have access to the books and records of the Seller and the work papers of the Seller prepared in connection with the preparation of the Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Seller and those persons responsible for the preparation thereof. In the event that in preparing the Buyer Closing Date Net Asset Value Statement the Buyer conducts a physical inventory, the Seller shall be entitled to have one or more representatives present during the conduct of such physical inventory. In addition, if the Buyer does not object to the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement within the 30-day period referred to above, the Closing Date Net Asset Value as reflected on the Closing Date Net Asset Value Statement as so prepared shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(iii) In the event the Seller does not agree with the Buyer Determined Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement, the Seller shall so inform the Buyer in writing within 30 days after the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail. If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Date Net Asset Value within 15 days after notification by the Seller to the Buyer of a dispute, they shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that: (i) the Closing Date Net Asset Value, as finally determined by such firm, shall not be less than the amount thereof shown in Buyer’s Closing Date Net Asset Value Statement nor greater than the amount thereof shown in the Seller’s objection delivered pursuant to this clause (iii); and (ii) such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, then the Buyer and the Seller shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The decision of any such accounting firm under this clause (iii) with respect to all disputed matters relating to the Closing Date Net Asset Value shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer. In addition, if the Seller does not object to the Buyer Determined Closing Date Net Asset Value within the 30-day period referred to above, the Buyer Determined Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement as so prepared shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(iv) The Seller shall be entitled to have access to the books and records of the Buyer and the work papers of the Buyer prepared in connection with the preparation of the Buyer Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof. The accounting firm selected pursuant to Section 2(g)(iii) shall be entitled to have access to the books and records of the Buyer and the Seller and the work papers of the Buyer and the Seller prepared in connection with the preparation of the Closing Date Net Asset Value Statement and the Buyer Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Buyer and the Seller and those persons responsible for the preparation thereof.

(v)

(A) If the Closing Date Net Asset Value as finally determined pursuant to this Section 2(g) (the “Final Closing Date Net Asset Value”) exceeds $304,950 (such excess, if any, being referred to herein as the “Finally Determined Excess”) then the Buyer shall pay such amount by wire transfer to an account designated by the Seller within five (5) business days after the date upon which the Closing Date Net Asset Value is deemed final and conclusive pursuant hereto.

(B) If the Final Closing Date Net Asset Value is less than $304,950 (such shortfall, if any, being referred to herein as the “Finally Determined Shortfall”) then the Seller shall pay such amount by wire transfer to an account designated by the Buyer within five (5) business days after the date upon which the Closing Date Net Asset Value is deemed final and conclusive pursuant hereto.

(vi) If the Final Closing Date Net Asset Value is determined by an accounting firm under Section 2(g)(iii), and such determination results in a payment to the Seller, then the Buyer shall pay the aggregate fees and expenses of the accounting firm selected to finally determine the Closing Date Net Asset Value. If the Final Closing Date Net Asset Value is determined by an accounting firm under Section 2(g)(iii), and such determination results in a payment to the Buyer that is greater than the payment that would have been required to have been made to Buyer based on the Closing Date Net Asset Value Statement, or results in no payment to Buyer or Seller where a payment to Seller would have been required to have been made to Seller based on the Closing Date Net Asset Value Statement, then the Seller shall pay the aggregate fees and expenses of the accounting firm selected to finally determine the Closing Date Net Asset Value.

Section 3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and the other sections of this Agreement pursuant to which disclosure is made or items are referred to in the Disclosure Schedule.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct the Business as now being conducted by it, and to own and use the properties it purports to own and use in the conduct of the Business.

(b) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby (the “Transaction Documents”) and to perform its obligations thereunder. This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. The execution, delivery and performance of the Transaction Documents by Seller have been duly authorized by all necessary action of Seller’s shareholder and board of directors.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets are subject or any provision of the charter or bylaws of Seller, or (ii) except as set forth in Schedule 3(c) of Seller’s Disclosure Schedule, conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any lien upon any of the Acquired Assets). Except as set forth in Schedule 3(c) of Seller’s Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. Except as set forth in Schedule 3(d) of Seller’s Disclosure Schedule, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Except as set forth in Schedule 3(e) of Seller’s Disclosure Schedule, Seller has good title to the Acquired Assets, free and clear of any liens or restriction on transfer, and Seller has the right to transfer the Acquired Assets to Buyer, free and clear of any liens.

(f) Selected Financial Data. Attached hereto as Exhibit D are the following financial data (the “Selected Financial Data”):

(i) the value of the Acquired Inventory as of June 30, 2008;

(ii) the value of the Acquired Prepaid Catalog Expenses as of June 30, 2008; and

(iii) the obligations of the Seller in respect of the Assumed Liabilities, as of June 30, 2008.

Except as set forth on Schedule 3(f) of Seller’s Disclosure Schedule, the Selected Financial Data fairly present the values, obligations and expenses set forth therein and are based upon the books and records of the Seller, which have been maintained in accordance with GAAP.

(g) Acquired Intellectual Property.

(i) Except as set forth on Schedule 3(g)(i) of Seller’s Disclosure Schedule, to Seller’s Knowledge: (a) no third party has interfered with, infringed upon, misappropriated, or violated the Acquired Intellectual Property; (b) no Acquired Intellectual Property interferes with, infringes upon or violates the intellectual property rights of any third-party; (c) no copyrighted or copyrightable material included in the Acquired Intellectual Property infringes upon or violates the copyrights of any third party; and (d) no know-how, process, or product included in the Acquired Intellectual Property violates any trade secret of any third party.

(ii) Schedule 3(g)(ii) of the Disclosure Schedule identifies: (a) each license, agreement, or other permission that Seller has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions); and (b) each license, agreement, or other permission that has been granted to Seller with respect to any of the Acquired Intellectual Property. With respect to each item required to be disclosed on Section 3(g)(ii) of the Disclosure Schedule, as well as each other item of Acquired Intellectual Property:

(A) Except as set forth on Schedule 3(g)(ii)(A) of Seller’s Disclosure Schedule, Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction, and Seller is not obligated to pay any royalties with respect thereto;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, charge, complaint, claim, or demand is pending nor, to Seller’s Knowledge, is threatened, nor has Seller received notice of the commencement of any investigation, that challenges the legality, validity, enforceability, use, or ownership of the item;

(D) except as set forth in Schedule 3(g)(ii)(D) of Seller’s Disclosure Schedule, the consummation of the transactions contemplated hereby would not result in the loss or expiration of any domain name or registered trademark set forth in Schedule 3(g)(iv) of Seller’s Disclosure Schedule; and

(E) except as set forth in Schedule 3(g)(ii)(E) of Seller’s Disclosure Schedule, all fictional names, trade marks, trade names and service marks have been registered with the applicable governmental authority, including the United States Patent and Trademark Office, are currently in compliance with all applicable laws, and, to Seller’s knowledge, are valid and enforceable.

(iii) Schedule 3(g)(iii) of the Disclosure Schedule identifies each material item of Acquired Intellectual Property that any third party owns and Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Schedule 3(g)(iii) of the Disclosure Schedule Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(iv) Schedule 3(g)(iv) of the Disclosure Schedule identifies each material trademark and Internet domain name used in the operation of the Business.

(v) Except as set forth on Schedule 3(g)(v) of Seller’s Disclosure Schedule, the Acquired Intellectual Property constitutes all of the material Intellectual Property used by Seller in the operation of the Business as currently conducted.

(h) Acquired Inventory. The Acquired Inventory consists of materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which, to Seller’s Knowledge, is fit for the purpose for which it was procured or manufactured, and none of which, to Seller’s Knowledge, except as set forth on Schedule 3(h) of Seller’s Disclosure Schedule is damaged or defective. Inventory now on hand that was purchased after June 30, 2008 was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase.

(i) Product Warranty; Product Liability.

(i) Except as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, substantially all of the products manufactured, sold, leased, and delivered by Seller in the operation of the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. Substantially all of the products manufactured, sold, leased, and delivered by Seller in the operation of the Business are subject to the terms and conditions of sale or lease as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, the most recently distributed As We Change® catalog as of the Closing Date, and on the Business’ website as of the Closing Date. Except as set forth in Schedule 3(i) of Seller’s Disclosure Schedule, Seller provides no standard terms and conditions of sale or lease (including guaranties, warranties or indemnities) relating to the products manufactured, sold, leased or delivered in Seller’s operation of that portion of the Business being sold by Seller hereunder.

(ii) Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller in its operation of that portion of the Business conducted with the Acquired Assets.

(j) Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section 3(j), “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

Section 4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 4).

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it and to own and use the properties it purports to own and use.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. The execution, delivery and performance of the Transaction Documents by Buyer have been duly authorized by all necessary action of Buyer’s shareholders and board of directors.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. Each Party shall, at the request of any other Party from time to time and at any time, whether on or after the Closing Date, and without further consideration except as provided in Section 5(b) hereof, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the Parties hereunder. Without limiting the generality of the foregoing, Seller shall, upon the request of Buyer, in a timely manner on and after the Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer, Seller’s rights to, the Acquired Assets.

(b) Transition.

(i) Seller will not take any action that is designed to or could reasonably be anticipated to discourage any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller with respect to the Business prior to the Closing.

(ii) Seller will, on behalf of Buyer, fulfill customer orders until August 15, 2008, and respond to customer service calls until August 25, 2008, in each case in accordance with past practice of Seller unless otherwise mutually agreed by Seller and Buyer. For such services, Buyer will compensate Seller in the amount of $20,000, which amount shall be due and payable at the Closing, plus any reasonable out of pocket expenses incurred by Seller in the performance of such services including, without limitation, the costs incurred by Seller to ship customer orders on behalf of Buyer from and after the Closing Date. Attached hereto as Exhibit F is the transition schedule mutually agreed upon by Buyer and Seller, which schedule may be changed or modified upon the approval of both Buyer and Seller.

(iii) Seller agrees it will keep the Business’ existing bank account open for a period of one month after the Closing Date and in the event it receives any monies, payments or deposits after the Closing that relate to any sales or other operations of the Business after the Closing and properly belonging to Buyer, Seller shall deposit or maintain such amounts received in such account and shall remit such amounts to Buyer on a monthly basis or more frequently as mutually agreed by Buyer and Seller.

(c) Non-Competition.

(i) In consideration of the Purchase Price and the assumption by Buyer of the Assumed Liabilities, for a period of two (2) years from the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not:

(A) engage in the Restricted Business;

(B) directly or indirectly through another entity induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer or any of its Affiliates to cease doing Restricted Business with Buyer or any of its Affiliates, or in any way interfere with the Restricted Business relationship between any such customer, supplier, licensee or business relation of Buyer or any of its Affiliates (including making any negative statements or communications about the Restricted Business of Buyer or any of its Affiliates);

(C) directly or indirectly through another entity solicit, induce or conspire with or attempt to solicit, induce, or conspire with any employee or officer of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates, or to compete against the Buyer or any of its Affiliates in the Restricted Business, or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee or officer thereof; or

(D) divert or attempt to divert any or all of Buyer’s customers’ or suppliers’ Restricted Business with Buyer from Buyer in violation of this Agreement or applicable law (including the violation of any trade secrets law).

(ii) The covenants in this Section 5(c) are severable and separate, and the unenforceability of any specific covenant in this Section 5(c) is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 5(c). If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 5(c) are unreasonable as applied to Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and that they thereby shall be reformed to that extent as applied to Seller.

(iii) All of the covenants in this Section 5(c) are intended by each Party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 5(c). It is specifically agreed that the time periods specified in Section 5(c)(i) shall be computed by excluding from that computation any time during which Seller is in violation of any provision of Section 5(c)(i).

(iv) Buyer and Seller hereby agree that this Section 5(c) is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 5(c), Buyer would not have consummated the transactions contemplated herein.

(v) The parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of this Section 5(c). Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of the covenants in this Section 5(c) and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of this Section 5(c) by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs. Therefore, in the event of a breach of this Section 5(c), Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

(vi) In the event of any breach by Seller or any of its Affiliates of the terms of this Section 5(c), Seller shall reimburse Buyer for its reasonable attorneys’ fees, court costs and other expenses it incurs in enforcing the provisions of this Section 5(c).

(d) Preservation of Records. Seller shall, and shall cause its Affiliates to, preserve and keep the financial records held by it relating to the Business for a period of three (3) years from the Closing Date and shall make such records available to Buyer as may be reasonably required by Buyer in connection with, among other things, the conduct by the Buyer of the Business conducted with the Acquired Assets, any insurance claims, governmental investigations, or securities offerings and shall permit Buyer to make and keep copies of such records, at Buyer’s sole cost and expense.

(e) Assignment and Assumption of Certain Contracts. Buyer shall have five (5) business days following the Closing Date to notify Seller in writing whether Buyer desires Seller to assign Seller’s rights and interest in, and Buyer to assume Seller’s obligations under, one or more of the contracts set forth on Exhibit G attached hereto. In the event Buyer elects to assume one or more of such contracts, Buyer and Seller shall execute an Assignment and Assumption Agreement in the form attached hereto as Exhibit H with respect to the contracts to be assigned and assumed.

Section 6. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) adversely affect the right of Buyer to own the Acquired Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Seller shall have received the consent of Wells Fargo Bank, National Association identified in Schedule 3(c) of Seller’s Disclosure Schedule and such consent shall be in full force and effect;

(v) Seller shall have delivered to Buyer a certificate, executed by an authorized officer of Seller, to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer; and

(vii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Seller a certificate, executed by an authorized officer of Buyer, to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v) Seller shall have received the consent of Wells Fargo Bank, National Association identified in Schedule 3(c) of Seller’s Disclosure Schedule and such consent shall be in full force and effect;

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller; and

(vii) Buyer shall have paid the Purchase Price to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

Section 7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of one year from the Effective Date; provided, however, that the representations and warranties contained in Sections 3(d), 3(e) and 4(d) shall survive the Closing and continue in full force and effect for a period of three years from the Effective Date.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Sections 7(d) and 9(g) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer suffers resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller that is not an Assumed Liability.

(c) Indemnification Provisions for Seller’s Benefit.

(i) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Sections 7(d) and 9(g) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller suffers resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability or by Buyer’s acts or omission occurring after the Closing.

(d) Limitations.

(i) Notwithstanding the foregoing, no indemnification for any Adverse Consequences shall be made pursuant to this Section 7 if and to the extent that such Adverse Consequences were taken into account in determining whether or not any adjustment would be made to the Purchase Price pursuant to Section 2(c) or Section 2(g) (whether or not any such adjustment was, in fact, made) or the amount of any such adjustment.

(ii) Notwithstanding any other provision of this Agreement: (i) the liability of Seller or Buyer for any Adverse Consequences shall be limited to direct Adverse Consequences and shall not include incidental, consequential or punitive damages (whether arising in tort, contract or otherwise, including the negligence or gross negligence of any of the Parties and whether or not foreseeable), unless such damages arise as a result of fraud or willful misconduct; and (ii) the obligations of Seller or Buyer for Adverse Consequences, whether pursuant to the indemnity obligations of this Section 7 or otherwise, arising, directly or indirectly, from or in connection with, this Agreement or the transactions contemplated hereby, shall in no event exceed in the aggregate the Purchase Price, as such Purchase Price may be adjusted as provided herein.

(iii) Notwithstanding any other provision of this Agreement, for purposes of this Section 7, a Party shall not be deemed to have breached any representation, warranty, covenant or obligation if (i) the other Party, prior to the Closing, had Knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation, warranty, covenant or obligation, and (ii) the non-breaching Party did not notify the breaching Party of the breach and consummated the transactions contemplated by this Agreement notwithstanding the non-breaching Party’s Knowledge of the breach.

(e) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 business days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 7.

(f) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement; provided that, in the case of fraud or willful misrepresentation or breach, the foregoing indemnification provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyer and Seller or their respective assigns, as the case may be, may be entitled at law or in equity.

Section 8. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 4, 2008, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 4, 2008, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the covenants contained in Sections 9(a) and 9(p), below, and in that certain Mutual Confidentiality and Non-Disclosure Agreement effective as of August 10, 2007, by and between Parent and Blyth, Inc., an Affiliate of Buyer (“Confidentiality Agreement”), shall survive termination.

Section 9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure). Notwithstanding the foregoing, Buyer is hereby advised by Seller and acknowledges that within four (4) business days after the Effective Date, Parent will file a Current Report on Form 8-K with the United States Securities and Exchange Commission disclosing the entry into this Agreement, the Parties, the terms of this Agreement and the transactions contemplated hereby and such other information as it believes in good faith is required by applicable law to be disclosed in such report, and Seller hereby agrees it will provide a copy of such Form 8-K to Buyer prior to its filing and allow Buyer a reasonable opportunity to review and comment upon the disclosures set forth therein.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third Person to any Party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any Party to this Agreement.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, express or implied, to the extent they relate in any way to the subject matter hereof. Each Party acknowledges that no representation, warranties, inducements, promises or agreement, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on receipt as shown by written or electronic records and either (i) delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) sent to the recipient by facsimile transmission or electronic mail, or (iv) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Real Health Laboratories, Inc.
c/o Natural Alternatives International, Inc.
1185 Linda Vista Drive
San Marcos, CA 92078
Attention: Randell Weaver
Fax: (760)591-9637

Copy to:	Bell, Boyd & Lloyd LLP
3580 Carmel Mountain Rd., Ste. 200
San Diego, CA 92130
Attention: David A. Fisher
Fax: (858) 509-7461

If to Buyer:	Miles Kimball Company
250 City Center
Oshkosh, WI 54910
Attention: Stan Krangle
Fax: (920) 231-6775

Copy to:	Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831
Attention: Michael Novins
Fax: (203) 552-9168

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Attorneys’ Fees. If any Party brings a suit or other proceeding against another Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party obtaining final judgment in such action or proceeding shall be entitled to receive from the non-prevailing Party the prevailing Party’s reasonable attorneys’ fees incurred by reason of such action or proceeding and all costs associated with such action or proceeding incurred by the prevailing Party, including the costs of preparation and investigation. The term “prevailing party” shall mean the Party that is entitled to recover its attorneys’ fees, costs and expenses in the proceeding under applicable law or the Party designated as such by the court or arbitrator.

(o) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(p) Confidentiality. Subject to Section 9 (a), Seller hereby agrees not to disclose, disseminate or publish Confidential Information (as such term is defined in the Confidentiality Agreement) concerning the Business, whether or not such Confidential Information has heretofore been disclosed to Blyth, Inc. or Buyer, and shall treat any such information in accordance with the terms of the Confidentiality Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MILES KIMBALL COMPANY

By:	/s/ Stan Krangel
Stan Krangel, President

REAL HEALTH LABORATORIES, INC.

By:	/s/ Randell Weaver
Randell Weaver, Chief Executive Officer